Exhibit 10.10

Chardan Capital Markets, LLC

17 State Street, 21st Floor

New York, NY 10004

Tel: 646 465 9015

Fax: 646 465 9039

Preliminary: Subject to Legal Review and Commitment Committee Approval

December 14, 2021

CleanTech Acquisition Corp.

207 West 25th Street, 9th Floor

New York, NY 10001

Attn: Eli Spiro, Chief Executive Officer and Director

Re: Financial Advisory Agreement

Dear Mr. Spiro,

This letter will confirm our understanding that the company known to us as CleanTech Acquisition Corp. (the “Company”), has engaged Chardan Capital Markets, LLC (“Chardan”) to act as (i) the exclusive Financial Advisor to the Company with respect to a business combination (the “Transaction”) involving the Company and at least one or more potential targets (“Acquisition Target”) and (ii) and exclusive PIPE Placement Agent in connection with any private placement of securities (the “Securities”) by the Company in connection with a Transaction (a “Placement”). The specific terms and conditions of the Transaction and Placement shall be determined by good faith negotiations between the Company and the counterparty(s) to the Transaction or Placement, as applicable. References herein to the “Company” shall be deemed to include any entity that the Company may form or utilize to effect any of the Transactions contemplated hereby.

Section 1. Scope of Engagement and Services. The Company hereby engages Chardan, for the period beginning on the date hereof and ending on the earlier of the close of the Transaction or the liquidation of the Company (the “Engagement Period”). Chardan shall, as appropriate, perform financial advisory services as Chardan and the Company may from time to time agree upon in connection with any Transaction, and shall provide such services as Chardan may deem necessary or appropriate in its capacity as placement agent.

It is expressly understood and acknowledged that Chardan’s engagement as placement agent does not constitute any commitment, express or implied, on the part of Chardan or of any of its affiliates to purchase or place any Securities or to provide any type of financing and that the Placement will be made by Chardan on a reasonable efforts basis. It is further understood that Chardan’s services hereunder shall be subject to, among other things, satisfactory completion of due diligence by Chardan, market conditions, the absence of adverse changes to the Acquisition Target’s business or financial condition, approval of Chardan’s internal committee and any other conditions that Chardan may deem appropriate for placements of such nature.

It is expressly understood and agreed that Chardan is not undertaking to provide any advice relating thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, regulatory, accounting and tax advisors for all matters relating to any Transaction and Placement, and all other matters and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of Chardan or any of its affiliates regarding matters of law, regulation, accounting or taxation.

Section 2. Indemnification. The Company agrees to indemnify Chardan in accordance with the provisions of Exhibit A hereto, which is incorporated by reference and made a part hereof.

Section 3. Chardan’s and the Company’s Relationships with Others. The Company acknowledges that Chardan and its affiliates are in the business of providing investment banking, financial advisory, and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement. Nothing contained herein, other than Chardan’s obligations relating to the Company’s Confidential Material as provided in Section 4 hereof, shall be construed to limit or restrict Chardan or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others.

Section 4. Confidential Information. In connection with the rendering of services hereunder, Chardan has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Chardan without the prior written consent of the Company. In the event Chardan is required by applicable law or legal process to disclose any of the Confidential Material, Chardan will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Chardan’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Chardan is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Chardan may do so without liability hereunder. Chardan may also, without prior notice to the Company, disclose Confidential Information pursuant to an ordinary course examination by, or other ordinary course interaction with, a regulator, bank examiner or self-regulatory organization (such as FINRA).

Section 5. Limitation Upon the Use of Advice and Services.

(a)	No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of Chardan to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Chardan.

(b)	The Company hereby acknowledges that Chardan, for services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace. Any decision by Chardan to make a market in any of the Company’s securities shall be based solely on the independent judgment of Chardan’s management, employees, and agents.

(c)	Use of Chardan’s name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of Chardan unless the Company is required by law to include Chardan’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Chardan copies of such annual reports or other reports or releases using Chardan’s names in advance of publication by the Company.

Section 6. Public Announcements. The Company agrees to include Chardan as the exclusive Financial Advisor and exclusive PIPE placement agent to the Company in any public announcements associated with the Transaction and that Chardan may place announcements or advertisements or otherwise publicize Chardan’s role hereunder.

Section 7. No Conflicts with Finders or Other Brokers. The Company represents that this agreement does not conflict with any other finder or broker agreement entered into by Company, and that if another person or entity is entitled to payment by Company of a finder’s fee or any type of brokerage commission in connection with any Transactions contemplated by this Agreement as a result of any agreement or understanding with the Company, this will not reduce Company’s obligations to Chardan hereunder.

Section 8. Right of First Refusal. From the closing of the Transaction, Company shall give Chardan a right of first refusal to act as a book-running manager with minimum economics of 15% for the first two public or private equity or debt offerings by the Company or any successor to or any subsidiary of the Company.

Section 9. Fees. As compensation for Chardan’s services as Placement Agent, Chardan shall receive a placement fee (the “Placement Fee”) of 6.0% of the aggregate gross proceeds received by the Company from the sale of the Securities in the Placement; provided, however, that no Placement Fee shall be payable on any Securities sold to any affiliate of Chardan. The Placement Fee shall be payable in immediately available funds on the date (the “Closing Date”) the Company receives payment for the Securities (not subject to any escrow or similar arrangement, in which case the Placement Fee shall be payable on the date such funds are released to the Company from such escrow or similar relationship) from a purchaser (the “Purchaser”) of the Securities.

The Company shall, whether or not any Transaction or Placement is consummated, reimburse Chardan for any reasonable out-of-pocket expenses reasonably incurred in connection with Chardan’s obligations hereunder, including without limitation, (a) travel expenses and (b) the professional fees and expenses incurred by Chardan, including reasonable fees and expenses of counsel, up to $50,000 in the aggregate.

The right of Chardan to receive the fees and reimbursements set forth in this Section 9 shall survive the termination of this Agreement for any reason.

Section 10. Information; Cooperation. The Company will cooperate with and will furnish Chardan with all reasonable information and data concerning the Company and the Transaction which Chardan deems appropriate and will provide Chardan with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents that all information and any disclosure materials made available to Chardan for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. Chardan shall not, and shall cause any of its Selected Sub-Advisors not to, deliver to any prospective investors any information concerning the Company, unless the Company has previously consented to the distribution of such information.

Section 11. Additional Agreements. The Company agrees with Chardan that:

(a)	The Company (i) will not solicit offers to buy, or offer or sell, the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, and (ii) will solicit offers for Securities only from, and will offer Securities only to, investors that it reasonably believes are institutional “accredited investors” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”) or “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act. In addition, the Company will take all other necessary steps to ensure that the offering and sale of the Securities are exempt from the registration requirements of the Securities Act and in compliance with all applicable state securities laws.

(b)	The Company shall extend to all prospective purchasers the opportunity, prior to the closing of a Placement, to ask questions of, and receive answers from, the Company, and shall use commercially reasonable efforts to extend to all prospective purchasers and other interested parties the opportunity, prior to such closing, to ask questions of, and receive answers from the Acquisition Target, concerning the Securities and the terms and conditions of the offering thereof and to obtain any information that such prospective purchasers may consider necessary in making an informed investment decision or to verify the accuracy of the information set forth in any offering materials prepared and used by the Company in connection with a Placement (the “Offering Materials”), to the extent the Company possesses the same or can acquire it without unreasonable effort or expense.

(c)	If any event occurs or condition exists as a result of which the Offering Materials or the information contained in any of the Company’s reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances when the Offering Materials are delivered to a Purchaser or such filings were made, as the case may be, not misleading, or if, in the opinion of Chardan or the Company, it is necessary at any time to amend or supplement the Offering Materials or file a subsequent Exchange Act report, as the case may be, to comply with applicable law, the Company will immediately notify Chardan of any such event, condition or opinion of the Company and shall prepare an amendment or supplement to the Offering Materials or Exchange Act report, as the case may be, that will correct such statement or omission or effect such compliance and will supply such amended or supplemented Offering Materials or Exchange Act report, as the case may be, to Chardan, provided that in the case of any such opinion of Chardan, the Company would only be required to do so upon notice from Chardan.

(d)	Chardan shall be a third-party beneficiary of, and shall be entitled to rely on, the representations and warranties provided by the Company to the Purchasers, and by the Purchasers to the Company, in any definitive agreement entered into regarding the Placement. The definitive agreement between the Company and the Purchasers will contain representations of each Purchaser (for itself and for each account for which such Purchaser is acquiring Securities) that such Purchaser has carefully reviewed any Offering Materials used in the Placement and has been furnished with all other materials that it considers relevant to an investment in the Securities, has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the terms and conditions of the Placement, and no statement or printed material which is contrary to the disclosure documents has been made or given to the Purchaser by or on behalf of the Company; and that the Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, including, without limitation, Chardan, except for the statements, representations and warranties contained in the definitive agreement. The Company will cause to be furnished to Chardan a copy of the closing documents with respect to the Placement. To the extent the Company’s counsel shall deliver a legal opinion in connection with the Placement to the Purchasers of the Securities, such opinion shall also be addressed to Chardan (or shall state that Chardan is entitled to rely on such opinion).

Section 12. Miscellaneous.

(a)	Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at the address above, or if to Chardan, addressed to them at: 17 State Street, 21st Floor, New York, NY, 10004. Such notice or other communication shall be deemed to be given on the date of receipt.

(e)	This Agreement embodies the entire agreement and understanding between the Company and Chardan and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that Chardan may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Chardan.

(f)	This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof. Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of FINRA as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York under the auspices of FINRA. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants).

(g)	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf.

(h)	The Company hereby acknowledges that Chardan is not a fiduciary of the Company. Chardan makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future.

(i)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(j)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

(k)	Reference is made to the Company’s final prospectus, dated July 14, 2021 (the “Prospectus”). Chardan has read the Prospectus and understands that the Company has established the trust account described in the Prospectus, initially in an amount of $174,225,000 for the benefit of the public stockholders and the underwriters of the Company’s initial public offering (the “Underwriters”) and that, except for certain exceptions described in the Prospectus, the Company may disburse monies from the trust account only: (i) to the public stockholders in the event of the conversion of their shares or the liquidation of the Company; or (ii) to the Company and the Underwriters after consummation of a business combination, as described in the Prospectus.

For and in consideration of the Company agreeing to enter into this Agreement, Chardan hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the trust account for any reason whatsoever.

Section 13. Termination. The term (the “Term”) of Chardan’s engagement hereunder shall commence on the date hereof and shall end on the final closing of the Transaction; provided however that the Company, with written notice to Chardan, may terminate this Agreement for Cause. “Cause” means that the Company’s board of directors, acting in good faith, has determined that there has been gross negligence or willful misconduct by Chardan or its affiliates.

In the event of any termination of this Agreement prior to the expiration of the Term, this Agreement shall become null and void, except for indemnity obligations of all parties hereunder.

In addition, in the event this Agreement shall be terminated in accordance with the provisions of this Section 13 or upon expiration of this Agreement, the provisions in the sections headed “Confidential Information,” “Fees,” “Indemnification,” and “Miscellaneous” will survive.

Signature page follows

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this agreement.

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC

By:	/s/ Alex Weil
Alex Weil
Managing Director

Agreed to and accepted this 14 day of December, 2021

CleanTech Acquisition Corp.

By:	/s/ Eli Spiro
Eli Spiro
Chief Executive Officer and Director

Exhibit A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Chardan and its affiliates and their respective officers, directors, employees, agents (including Selected Sub-Advisors and/or Dealers) and controlling persons (each such indemnified party or person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction or any other matter (collectively, the “Matters”) contemplated by the engagement letter, of which this Exhibit A forms a part, and the performance by Chardan of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from Chardan’s fraud or willful misconduct.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise, save and except that such liability shall be caused by the fraud or willful misconduct of the indemnified party.) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Chardan pursuant to, or the performance by Chardan of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from Chardan’s fraud or willful misconduct.

If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Chardan, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Chardan, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Chardan of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Chardan under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Chardan under the engagement letter of which this Exhibit A is a part.

Promptly after receipt by Chardan or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, Chardan or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding. In the event the Company shall be obligated under this Indemnification Exhibit to indemnify Chardan and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to Chardan) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by Chardan.

The Company agrees that it will not, without the prior written consent of Chardan, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Chardan or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Chardan and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

If Chardan or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Chardan for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Exhibit A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Exhibit A is a part or the completion of Chardan’s services thereunder.